Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, ON M5H 2S5

Canada

Tel 416-777-8500

Fax 416-777-8818

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bank of Montreal:

We consent to the use of our report dated December 1, 2023, on the consolidated financial statements of Bank of Montreal (the “Bank”), which comprise the consolidated balance sheets as of October 31, 2023 and October 31, 2022, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes, and our report dated December 1, 2023 on the effectiveness of internal control over financial reporting as of October 31, 2023, each of which is included in the Bank’s Annual Report on Form 40-F for the fiscal year ended October 31, 2023 and incorporated by reference in this Registration Statement on Form S-8 dated December 11, 2023.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

December 11, 2023

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